UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 6)*

                       ENDEAVOUR INTERNATIONAL CORPORATION
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.001 Par Value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29259G200
 -------------------------------------------------------------------------------
                                  (CUSIP Number)

                                 JANUARY 15, 2013
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[X] RULE 13D-1(B)

[ ] RULE 13D-1(C)

[ ] RULE 13D-1(D)

     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES
OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS
OF THE ACT (HOWEVER, SEE THE NOTES).



                               Page 1 of 11 Pages

CUSIP NO. 29259G200
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bay Resource Partners, L.P.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                744,400
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    744,400
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    744,400
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   1.6%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- --------------------------------------------------------------------------

                                Page 2 of 11 Pages

CUSIP NO. 29259G200
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bay II Resource Partners, L.P.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]


- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                 1,051,400
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    1,051,400
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,051,400
- --------------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9   2.3%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- --------------------------------------------------------------------------
                                Page 3 of 11 Pages

CUSIP NO. 29259G200
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Bay Resource Partners Offshore Master Fund, L.P.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               2,553,610
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   2,553,610
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   2,553,610
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    5.5%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- --------------------------------------------------------------------------

                                Page 4 of 11 Pages

CUSIP NO. 29259G200
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GMT Exploration Company LLC
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                 44,600
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                      44,600
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      44,600
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   0.1%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO

- --------------------------------------------------------------------------

                                Page 5 of 11 Pages

CUSIP NO. 29259G200
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GMT Capital Corp.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Georgia
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                4,552,210
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    4,552,210
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    4,552,210
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   9.8%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IA

- --------------------------------------------------------------------------

                                Page 6 of 11 Pages

CUSIP NO. 29259G200
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas E. Claugus
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 115,700
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                4,596,810
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     115,700
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    4,596,810
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    4,712,510
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   10.1%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN
- --------------------------------------------------------------------------

                                Page 7 of 11 Pages

ITEM 1(A)         NAME OF ISSUER:  Endeavour International Corporation

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1001 Fannin Street, Suite 1600
                  Houston, Texas 77002

ITEM 2(a)         NAME OF PERSON FILING:

                  (i) Bay Resource Partners, L.P. (Bay), with respect to
                      shares of Common Stock directly owned by it.

                 (ii) Bay II Resource Partners, L.P. (Bay II), with
                      respect to shares of Common Stock directly owned by it.

                (iii) Bay Resource Partners Offshore Master Fund, L.P. (Offshore
                      Fund) with respect to shares of Common Stock directly owned by it, as the successor to Bay Resource Partners Offshore Fund, Ltd.

                 (iv) GMT Exploration Company LLC (GMT Exploration) with
                      respect to shares of Common Stock directly owned by it.

                  (v) GMT Capital Corp. (GMT Capital) with respect to
                      shares of Common Stock beneficially owned by it.

                 (vi) Thomas E. Claugus, (Mr. Claugus), with respect to the shares of Common Stock directly owned by him and directly owned by each of Bay, Bay II, the Offshore Fund, GMT Capital separate client accounts and GMT Exploration.

                      The foregoing persons are hereinafter sometimes
                 collectively referred to as the Reporting Persons. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and believe after making inquiry to the appropriate party.

ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 The address of the business office of each of the Reporting Persons is 2300 Windy Ridge Parkway, Suite 550 South, Atlanta Georgia 30339

ITEM 2(c)        CITIZENSHIP:

                 Bay and Bay II are limited partnerships organized under the laws of the State of Delaware. The Offshore Fund is an exempted limited partnership organized under the laws of the Cayman Islands. GMT Exploration is a Delaware limited liability company. GMT Capital is a Georgia corporation. Mr. Claugus is a United States citizen.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.001 Par Value

                                Page 8 of 11 Pages

ITEM 2(e)       CUSIP NUMBER: 29259G200

ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR SS.
                240.13d-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [ ] Bank as defined in section 3(a)(6) of the Act
                (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP:

        This Amendment No. 6 amends and supplements Amendment No. 5 to
        Schedule 13G filed with the Securities and Exchange Commission
        (SEC) on January 19, 2012, which amended and supplemented
        Amendment No. 4 to Schedule 13G filed with the SEC on August 22, 2011, which amended and supplemented Amendment No. 3 to Schedule 13G filed on August 10, 2011, which amended and supplemented Amendment
        No. 2 to Schedule 13G filed on July 20, 2011, which amended and supplemented Amendment No. 1 to Schedule 13G filed on June 7, 2011, which amended and supplemented the Schedule 13G originally filed with the SEC on May 19, 2011 by the Reporting Persons. This Statement is being filed with respect to an aggregate of 4,712,510 shares of Common Stock, resulting in beneficial ownership of Common Stock as follows:

        1. Bay Resource Partners, L.P.,
           (a) Amount Beneficially owned: 744,400
           (b) Percent of Class: 1.6%
               The percentages used herein and in the rest of Item 4 are calculated based on 46,600,000 shares of Common Stock outstanding as of November 5, 2012, as disclosed in the Issuers most recent Quarterly Report on Form 10-Q for the
                               Page 9 of 11 Pages
               quarterly period ended September 30, 2012 as filed with the SEC on November 8, 2012.

           (c) (i)  Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 744,400
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 744,400

        2. Bay II Resource Partners, L.P.
           (a) Amount Beneficially owned: 1,051,400
           (b) Percent of Class: 2.3%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,051,400
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 1,051,400

        3. Bay Resource Partners Offshore Master Fund, L.P.
           (a) Amount Beneficially owned: 2,553,610
           (b) Percent of Class: 5.5%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,553,610
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   2,553,610

        4. GMT Exploration Company LLC
           (a) Amount Beneficially owned: 44,600
           (b) Percent of Class: 0.1%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 44,600
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 44,600

        5. GMT Capital Corp.
           (a) Amount Beneficially owned: 4,552,210
           (b) Percent of Class: 9.8%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 4,552,210
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   4,552,210

        6. Thomas E. Claugus
           (a) Amount Beneficially owned: 4,712,510
           (b) Percent of Class: 10.1%
           (c) (i) Sole power to vote or direct the vote: 115,700
              (ii) Shared power to vote or direct the vote: 4,596,810
             (iii) Sole power to dispose or direct the disposition: 115,700
              (iv) Shared power to dispose or direct the disposition:
                   4,596,810

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  N/A

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON.

                GMT Capital, the general partner of Bay and Bay II, has the
                               Page 10 of 11 Pages
                power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of the Offshore Fund and certain other investment manager of the Offshore Fund and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Mr. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital. Mr. Claugus is the Chief Executive Officer of GMT Exploration and as such has the power to direct the affairs of GMT Exploration, including the voting and disposition of shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See Item 2.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

January 16, 2013
                                              /s/ Thomas E. Claugus
                                              ----------------------------------
                                              Thomas E. Claugus, for himself
                                              and as CEO of GMT Exploration
                                              Company LLC and as President of
                                              GMT Capital Corp., for itself and
                                              as the general partner of (i) Bay
                                              Resource Partners, L.P. and (ii)
                                              Bay II Resource Partners, L.P.,
                                              and as the investment manager
                                              of (iii) Bay Resource Partners
                                              Offshore Master Fund, L.P. and
                                              (iv) certain other accounts.
                                Page 11 of 11 Pages